Exhibit 3.4

OPERATING AGREEMENT

OF

RUBICON WORLDWIDE LLC

An Illinois limited liability company

This Operating Agreement is made as of December 12, 2012 by Rubicon Technology, Inc. as the sole member of Rubicon Worldwide LLC, an Illinois limited liability company. This Agreement is intended to be an “operating agreement” within the meaning of Section 15-5 of the Act. Certain terms having their initial letter or initial letters capitalized and that are used in this Agreement are defined in the Glossary of Defined Terms attached to and forming a part of this Agreement.

ARTICLE I

FORMATION

1.1 Formation. The Company was formed by filing its Articles with the Illinois Secretary of State on May 5, 2009, in accordance with the Act. To the extent any provision of this Agreement conflicts with any provision of the Articles, the provisions of the Articles govern.

1.2 Name. The Company’s name is Rubicon Worldwide LLC. The Sole Member may change the Company’s name or cause the Company to operate under one or more assumed names.

1.3 Principal Place of Business. The Company’s principal place of business is 900 East Green Street, Bensenville, Illinois 60106. The Sole Member may change the Company’s principal place of business and may establish additional places of business of the Company at any location.

1.4 Registered Agent and Registered Office. The Company’s initial registered agent and registered office in Illinois are as set forth in the Articles. In accordance with the Act, at any time, the Sole Member may change the registered agent and registered office of the Company.

1.5 Purpose. The Company’s purpose is to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under Illinois law.

1.6 Term. The Company’s term began on the date the Articles were filed with the Illinois Secretary of State and continues until the Company is dissolved and liquidated under terms of this Agreement or under the Act.

ARTICLE II

TAX TREATMENT

The Sole Member intends that, so long as the Company has only one member, solely for federal, state, and local tax purposes, in accordance with Treasury Regulation Section 301,7701-3(b)(ii), the Company be disregarded as an entity separate from the Sole Member.

ARTICLE III

CAPITAL CONTRIBUTIONS

The Sole Member, in its sole discretion, may periodically make additional capital contributions to the Company, loan money to the Company, or cause the Company to borrow money from any other person.

ARTICLE IV

DISTRIBUTIONS

Interim distributions of cash or other property from the Company are payable to the Sole Member at the times and in the amounts determined by the Sole Member in the Sole Member’s sole discretion.

ARTICLE V

ALLOCATIONS

Except as the Code or Treasury Regulations may require, all items of income, gain, loss, deduction and credit of the Company will be allocated to the Sole Member.

ARTICLE VI

MANAGEMENT

6.1 Management.

(a)	The Sole Member has the exclusive power and authority to manage the Company’s business and affairs, including but not limited to the full authority to bind the Company and to enter into and execute any contract, agreement, or other document on the Company’s behalf.

(b)	The Sole Member may appoint and elect, and is entitled to terminate and remove with or without cause, such officers as it determines necessary or expedient in carrying out the Company’s business and affairs, including but not limited to a President, any number of Vice Presidents, Secretary, and Assistant Secretary.

(c)	The Sole Member may delegate, in writing, the level of authority granted each officer the Sole Member appoints. Absent any such written delegation of authority from the Sole Member, a person holding the office of President, Vice President, Secretary, or Assistant Secretary of the Company will be deemed to have the same authority customarily held by a person holding such office in an Illinois corporation.

(d)	An individual can be appointed to more than one office.

6.2 No Required Meetings. The Sole Member need not hold or conduct any meetings.

6.3 Conditions for Indemnification. For an Indemnified Person to qualify for indemnification provided under Section 6.4, the following conditions must be met:

(a)	The Indemnified Person’s course of conduct was pursued in good faith and believed by him, her or it to be in the best interests of the Company;

(b)	The Indemnified Person reasonably believed that his, her or its course of conduct was within the scope of authority conferred on that Indemnified Person under this Agreement; and

(c)	The Indemnified Person’s course of conduct did not constitute gross negligence or willful misconduct on the part of that Indemnified Person and otherwise was in accordance with the terms of this Agreement.

6.4 Indemnification. If all of the conditions in Section 6.3 are fully satisfied, then no Indemnified Person will be accountable for damages or otherwise to the Company or to the Sole Member, and, to the fullest extent allowed by law, the Company will indemnify and hold harmless each Indemnified Person, including advancement of reasonable attorneys’ fees and other expenses, from and against all claims, liabilities, and expenses arising out of any management of Company affairs. But indemnification under this Section 6.4 is not available to any Indemnified Person in the case of any action, suit or proceeding brought against the Company by or on behalf of an Indemnified Person other than an Indemnified Person’s action, suit, or proceeding to enforce that Indemnified Person’s rights under this Section 6.4.

ARTICLE VII

TRANSFER OF MEMBERSHIP INTERESTS

The Sole Member may transfer and / or encumber all or any part of its membership interest in the Company to any person.

ARTICLE VIII

DISSOLUTION

8.1 Events of Dissolution. The Company dissolves (i) upon the written election of the Sole Member or (ii) upon the entry of judicial decree dissolving the Company.

8.2 Winding Up. If the Company dissolves for any reason, the Sole Member shall commence to wind up the Company’s affairs and to dispose of the Company’s assets (whether by distribution of some or all assets to the Sole Member, by selling some or all assets, or otherwise) in an orderly manner. The Sole Member has the full right and unlimited discretion to determine the time, manner, and terms of any disposition of Company assets, having due regard to the activity and condition of the relevant market and general financial and economic conditions.

8.3 Allocation and Distribution of Proceeds. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Sole Member to set up such cash reserves as the Sole Member may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, any proceeds of any liquidation of the Company’s assets and any other funds or assets of the Company shall be distributed to the Sole Member.

8.4 Articles of Dissolution. After the winding-up and liquidation of the Company is complete, the Sole Member shall sign, file, and record, as necessary, Articles of Dissolution in accordance with the Act as well as any other documents necessary or appropriate to terminate the Company under the Act and other applicable laws.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment. This Agreement may be amended only by a writing specifically identified as an amendment to this Agreement and signed by the Sole Member.

9.2 Governing Law. Illinois law, without regard to any jurisdiction’s conflict of laws provisions, governs all matters arising from or relating to this Agreement.

9.3 Liability of the Sole Member. Except as otherwise provided by applicable law or expressly agreed to in writing by the Sole Member, the Sole Member has no personal liability whatsoever, whether to the Company or to the creditors of the Company, for the actions, debts, or liabilities of the Company or any of its losses.

9.4 Third Party Beneficiaries. Other than an Indemnified Person’s rights under Article VI, this Agreement does not confer any enforceable rights or remedies upon any person other than the Sole Member.

9.5 Binding Effect. This Agreement binds and benefits the Sole Member and the Sole Member’s legal representatives, heirs, administrators, executors, successors and assigns.

9.6 Entire Agreement. This Agreement constitutes the entire agreement with respect to its subject matter. It supersedes any prior agreement or understandings, and it may not be modified or amended in any manner other than as set forth in this Agreement.

9.7 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope of any provision of this Agreement.

9.8 Severance. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those to which it is held invalid, must not be affected thereby.

9.9 Other Activities. The Sole Member may have other business interests and may engage in other activities in addition to those relating to the Company, including, without limitation, acting as a manager for other limited liability companies or as a general partner for partnerships. The Company has no right in or to such other ventures or activities of the Sole Member or to the income or proceeds derived from any such ventures or activities. The Sole Member’s pursuit of any such ventures or activities is not wrongful or improper.

This Sole Member is signing this Operating Agreement as of the date specified in the introductory clause of this Operating Agreement.

SOLE MEMBER:

RUBICON TECHNOLOGY, INC., a Delaware corporation

By:
Name:
Title:

GLOSSARY OF DEFINED TERMS

RUBICON WORLDWIDE LLC

OPERATING AGREEMENT

Act means the Illinois Limited Liability Company Act, 805 ILCS 180/1-1 et seq., as periodically amended.

Agreement means this Operating Agreement, as periodically amended, restated, modified, or supplemented.

Articles means the Company’s Articles of Organization filed with the Illinois Secretary of State, as periodically amended.

Code means the Internal Revenue Code of 1986, as periodically amended, and all published rules, rulings and regulations thereunder at the time of reference thereto.

Company means Rubicon Worldwide LLC, an Illinois limited liability company, its successors and assigns.

Indemnified Person means (i) the Sole Member, (ii) any officer the Sole Member appoints under Section 6.1, (iii) any of Sole Member’s employees, officers, directors, and agents, and (iv) a person that previously qualified as an Indemnified Person with regard to all matters arising or attributable to the period when that person held the qualifying position.

Sole Member means Rubicon Technology, Inc., a Delaware corporation, and the Sole Member’s legal representatives, heirs, administrators, executors, successors and assigns, as applicable.

Treasury Regulation means all proposed, temporary, and final regulations promulgated under the Code as of the date of this Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

Glossary of Defined Terms

Rubicon Worldwide LLC

Operating Agreement